EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Kosmos Energy Ltd., to be filed on or about May 10, 2011, of all references to our firm, and to the use of our reports of Kosmos Energy Ltd. as of December 31, 2009, dated February 4, 2010, and as of December 31, 2010, dated April 19, 2011, in the Registration Statement on Form S-1 (File No. 333-171700) declared effective on May 10, 2011.

NETHERLAND, SEWELL & ASSOCIATES, INC

By:	/s/ C.H. (SCOTT) REES III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
May 10, 2011